                                                                  EXHIBIT 2.4













                         PURCHASE AND SALE AGREEMENT



                            BURGER KING RESTAURANT
                              FORT WORTH, TEXAS

                          PURCHASE AND SALE AGREEMENT


     This PURCHASE AND SALE AGREEMENT ("Agreement") is entered into as of May ______, 1996, by and between CAROL HAVENER ("Seller"), and U. S. RESTAURANT PROPERTIES OPERATING L. P., a Delaware limited partnership ("Buyer"), and its assigns.

                             W I T N E S S E T H:

     In consideration of the mutual covenants set forth herein, Seller and Buyer agree as follows:

     1. CONVEYANCE OF PROPERTY. On the terms and subject to the conditions set forth in this Agreement, at Closing, as hereinafter defined, Seller shall sell, convey and assign to Buyer, and Buyer shall buy and accept from Seller, subject to the Permitted Encumbrances, as hereinafter defined, the property (the "Property") designated on SCHEDULE 1 hereto, including the following:

         (a) Good and indefeasible title in fee simple to the land (the "Land"), located at 4217 Bridge Street, Fort Worth, Texas on which a Burger King restaurant is located, together with all rights and interests appurtenant thereto, including Seller's right, title, and interest in and to all adjacent streets, alleys, rights-of-way and any adjacent strips or gores of real estate; and buildings, structures and other improvements located on the Land ("Improvements");

         (b) all of Seller's interest in the leases demising space in the Improvements ("Lease") and the security deposits ("Deposits") made by tenant ("Tenant") holding under the Lease;

         (c) to the extent assignable, all of Seller's interest in all agreements (other than the agreements described elsewhere in this Section 1) that relate to the ownership, maintenance and operation of the Property ("Property Agreements") which Buyer agrees in writing to assume; and

         (d)  to the extent in Seller's possession and assignable, any and all
(i) plans, drawings, specifications, surveys, and other technical descriptions ("Plans"), (ii) warranties ("Warranties"), (iii) licenses or permits ("Licenses"), and (iv) telephone exchanges, trade names and marks, and other identifying material pertaining to the Land and Improvements ("Intangible Personal Property").

    2. EARNEST MONEY. Within three (3) business days of the date both Buyer and Seller execute and deliver this Agreement, Buyer shall deliver to Commonwealth Land Title, Attn: Karen Moreau, 14643 Dallas Parkway, Suite 770, Lock Box 61, Dallas, Texas 75240 ("Title Company") $50.00 ("Non-Refundable Earnest Money") in consideration for this Agreement and the Inspection Period, as hereinafter defined. The Title Company shall immediately deliver the Non-Refundable Earnest Money to Seller and the Non-Refundable Earnest Money shall be retained by Seller in all events. In addition, the Buyer shall deposit $5,000.00 with Title Company (the "Earnest Money"). The Earnest Money shall be deposited in escrow or trust accounts that are interest-bearing, readily available, liquid and federally insured to the full extent of the Earnest Money deposited therein so that no portion of the

PURCHASE AND SALE AGREEMENT - PAGE 1
BURGER KING - FORT WORTH, TEXAS

Earnest Money shall ever be at risk. The Earnest Money shall include any interest earned thereon. Title Company shall deliver the Earnest Money only in accordance with this Agreement.

    3.   PURCHASE PRICE.

         (a) The purchase price for the Property shall be $600,000.00 (the "Purchase Price"), payable by delivery by Buyer of 25,000 units of limited partnership (the "Units") of U. S. Restaurant Properties Master L. P., a Delaware limited partnership (the "Partnership"). The Units will not be registered under U. S. securities laws and Seller will be restricted from selling or transferring the Units during the two (2) year period following the Closing Date. For purposes of determining the credit against the Purchase Price for Units delivered hereunder, each Unit shall be valued at $24.00, which valuation shall not be affected by any change in the market price of the Units between the contract date and Closing. The Purchase Price shall be paid to the Title Company and distributed by the Title Company as designated by Seller. The Purchase Price shall be credited by the Earnest Money (and any interest earned thereon) to the extent delivered to Seller and shall be adjusted as described in this Agreement.

         (b) No proration shall be made of real estate and personal property taxes, utility charges and maintenance expenses, since these expenses are obligations of the Tenant pursuant to the Lease. Base Rent pursuant to the Lease shall be prorated as of 11:59 o'clock p.m. on the Closing Date.

    4.   DELIVERY OF DOCUMENTS BY SELLER.  On or before the date which is seven
(7) days following the date hereof, Seller shall deliver to Buyer the following documents ("Documents"):

         (a) All current and historical sales information provided to Seller by the Tenant under the Lease and all balance sheets and financial information of Tenant (the "Financial Statements");

         (b) Payment history of Tenant under the Lease for the prior two (2) years;

         (c) Commitment for title insurance covering the fee estates in the Land and the Improvements ("Title Commitment") from the Title Company, setting forth the status of the title of the Land and the Improvements, showing all matters of record affecting the Land and the Improvements, together with a true, complete, and legible copy of all documents referred to in the Title Commitment;

         (d) Current "as-built" survey ("Survey") listing all easements and encroachments affecting the Property, parking spaces (including handicapped designation), containing a flood plain certification, in form and content satisfactory to Buyer and the Title Company;

         (e) Current Phase I Environmental Report for the Property (the "Report"); and

         (f) copies of any (i) Warranties, (ii) Licenses, (iii) certificates of occupancy for the Improvements, (iv) Plans, (v) Property Agreements, (vi) engineering studies, but only to the extent in

PURCHASE AND SALE AGREEMENT - PAGE 2
BURGER KING - FORT WORTH, TEXAS

Seller's possession or obtainable by Seller without undue expense. In addition, Seller shall prepare and deliver to Buyer an inventory of any personal property ("Personal Property") to be conveyed to Buyer.

    5.   RIGHT OF ENTRY AND INSPECTION.

         (a) From the date hereof to the Closing Date, Seller shall afford Buyer and its representatives a continuing right to inspect, at reasonable hours, the Property, Documents, and all other documents or data pertaining to the Property. Buyer shall indemnify and hold Seller harmless from and against any loss, claim or liability arising or resulting from the inspections made by Buyer. If Buyer, in its sole and absolute discretion is not satisfied with the physical condition of the Improvements, any matter in the Documents, or any matter in the information available to Buyer concerning the Property, Buyer may terminate this Agreement in accordance with Section 14, by delivering written notice to Seller prior to 5:00 o'clock p. m. on the date that is thirty (30) days after the last to be delivered of any of the Documents referenced in Sections 4(a) through 4(e) hereof (such period, the "Inspection Period").

         (b) Buyer's failure to terminate this Agreement by delivering the notice by the time called for in Section 5(a) shall terminate Buyer's right to terminate this Agreement under that Section.

    6. TITLE. Buyer shall have the right, at any time during the Inspection Period, to object in writing to any matters reflected by the Survey or the Title Commitment. All matters to which Buyer objects are "Non-Permitted Encumbrances". All matters to which such objection is not made are "Permitted Encumbrances". Seller, at its sole cost and expense, shall have the right, but not the obligation, to cure or remove all Non-Permitted Encumbrances within ten
(10) days following the expiration of the Inspection Period. If Seller does not cause all of the Non-Permitted Encumbrances to be removed or cured within the above described ten (10) day period, then Buyer shall have the right, as its sole and exclusive remedies, either (i) to terminate this Agreement in accordance with Section 14 by delivering notice to Seller within two (2) days after the expiration of the above described ten (10) day period, or (ii) to elect to purchase the Property subject to the Non-Permitted Encumbrances without any reduction in the Purchase Price. Buyer's failure to deliver the foregoing notice of termination shall be deemed Buyer's waiver of such Non-Permitted Encumbrances and a waiver of such right to terminate.

    7. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to, and covenants with, Buyer that:

         (a) Seller has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement, when executed and delivered by Seller and Buyer, shall constitute the valid and binding agreement of Seller, and shall be enforceable against Seller in accordance with its terms.

         (b) All requisite action on the part of Seller has been taken by Seller in connection with making and entering into this Agreement and the consummation of the purchase and sale provided for herein.

PURCHASE AND SALE AGREEMENT - PAGE 3
BURGER KING - FORT WORTH, TEXAS

         (c) No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller, which would materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         (d) Seller has not received any written notice from appropriate governmental authorities that the Property is in violation of any applicable laws.

         (e) Seller has not received any written notices from any insurance company, board of fire underwriters or similar organization regarding any defects in the Property.

         (f) Seller has no knowledge of any litigation, or possible litigation, or of claims of violations or noncompliance with applicable laws and regulations affecting the Property, including regulations of the Environmental Protection Agency and any state regulatory body concerning the disposal of grease, hazardous waste, petroleum, any underground storage tanks or any other hazardous materials, or regulations of the Americans Disability Act providing for access to the premises, dining areas and bathroom areas of the Property ("Applicable Laws").

         (g) Seller has no contracts of any kind, such as for waste disposal, termite protection, cleaning services, or paper supplies which will survive the Closing Date.

         (h) To the best of Seller's knowledge, the Financial Statements are and will be true, correct, accurate and complete and will not omit to state any fact or condition, the omission of which makes such statements misleading.

         (i) Seller has received no written notice of taking, condemnation, betterment or assessment, actual or proposed, with respect to the Property.

         (j) All structures and Improvements upon the Property have been constructed and installed in full compliance with the Plans and with all applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature affecting the Land or Improvements.

         (k)  No portion of the Property lies within any 100-year flood plain.

         (l) Except for the Permitted Encumbrances, Seller owns the Property free and clear of all liens, restrictions, charges and encumbrances. From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will not sell or assign any of the Property or create or permit to exist any liens (other than Permitted Encumbrances), encumbrances or charges thereon without discharging the same prior to the Closing Date.

         (m) Seller has no information or actual knowledge of any proposed change in any of the Applicable Laws or any judicial or administrative action or any action by adjacent land owners or

PURCHASE AND SALE AGREEMENT - PAGE 4
BURGER KING - FORT WORTH, TEXAS
any facts or conditions relating to the Property which would materially and adversely affect, prevent or limit the use of such Property as a restaurant.

         (n) All Licenses and occupancy certificates necessary for the operation and occupancy of the Property, including, but not limited to, all building and use permits, have been obtained for all operations to date and shall be maintained through Closing.

         (o) The Lease is in full force and effect, and Seller has no knowledge of any event which would constitute a default or an event of default either by Seller or Tenant under the Lease.

         (p) From and after the date hereof, and until the Closing or earlier termination of this Agreement, Seller shall not take any action, or omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of Seller contained in this Agreement.

         All representations and warranties made in this Agreement shall be deemed to be made on the date hereof and again on the Closing Date. It shall be a condition of Buyer's obligation to close that all warranties and representations made hereunder are true on the Closing Date. All such representations and warranties shall survive the Closing for a period of one year and shall not be deemed to have merged into and be governed by the Closing Documents. If Buyer discovers prior to Closing, that any representation or warranty made in this Agreement is not true, then Buyer shall have the right, as its sole and exclusive remedies, to either (i) terminate this Agreement in accordance with Section 14 by delivering notice to Seller prior to the Closing Date, or (ii) elect to purchase the Property subject to such untrue warranty or representation without any reduction in the Purchase Price. If Buyer discovers after Closing that any representation or warranty made in this Agreement is not true, Buyer shall be entitled to exercise any and all rights and remedies available at law or in equity as a result of any breach of any of such representations or warranties, provided as a condition to Buyer's right to do so, Buyer must deliver written notice of such breach to Seller within one (1) year after the Closing Date and Buyer must exercise such remedies including the filing of any suit or other action within two (2) years after the Closing Date, based on a breach thereof of which Buyer gave Seller such notice within such one
(1) year period after the Closing Date.

    8. CLOSING. The closing ("Closing") of the sale of the Property by Seller to Buyer shall occur on the date seven (7) days following the last day of the Inspection Period, or at such earlier date agreed to by Seller and Buyer in writing (the date such Closing occurs is hereinafter referred to as the "Closing Date"). Closing shall occur in the offices of the Title Company, located at 14643 Dallas Parkway, Suite 770, Dallas, Texas 75240, or at another place and or time as mutually agreed upon by Seller and Buyer, commencing at 10:00 o'clock a.m. on the Closing Date. At Closing:

         (a) Buyer shall deliver to Seller (i) the Purchase Price in accordance with Section 3; and (ii) evidence satisfactory to Seller and the Title Company that the person executing documents on behalf of Buyer has full right, power and authority to do so.

PURCHASE AND SALE AGREEMENT - PAGE 5
BURGER KING - FORT WORTH, TEXAS

         (b) Seller shall deliver or cause to be delivered to Buyer the following ("Closing Documents"):

              (i) Special Warranty Deed in the form of EXHIBIT B, conveying to Buyer the Land and Improvements subject to the Permitted Encumbrances; General Assignment in the form of EXHIBIT C; Bill of Sale in the form of EXHIBIT D; and IRC Section 1445 Certification in the form of EXHIBIT E; Assignment and Assumption of Lease Agreement, in the form of EXHIBIT F; original Estoppel Certificate in the form of EXHIBIT I; all fully executed, sworn to, and acknowledged, as appropriate, by Seller;

              (ii) Evidence satisfactory to Buyer and Title Company that the person or persons executing the Closing Documents on behalf of Seller have full right, power and authority to do so;

              (iii) The originals (to the extent in Seller's possession) of the Lease, all Property Agreements, Warranties, Licenses and Plans; and

              (iv) An Investment Letter substantially in the form of EXHIBIT H, hereto.

         (c) Seller shall be responsible for the costs of obtaining the Title Commitment, the Owner Policy of Title Insurance for the Property, and survey costs (the "Closing Costs"). Buyer shall pay for the Reports and all recording fees. Buyer and Seller shall share any escrow fees of the Title Company.

         (d) Each of Seller and Buyer shall pay its own legal fees incurred in connection with this Agreement; provided, however, that if a suit is filed by Buyer or Seller alleging a breach hereof or default hereunder, the non-prevailing party shall pay all reasonable legal fees of the prevailing party resulting from such suit.

         (e)  Seller shall deliver to Buyer possession of the Property.

    9. OPERATION OF PROPERTY. From the date hereof until Closing, Seller warrants that it shall maintain and operate the Property in a manner consistent with its past maintenance and operation.

    10. NOTICES. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and certified, with return receipt requested, by delivering the same in person to such party, or by delivering the same by confirmed facsimile. Notice given in accordance herewith shall be effective upon the earlier of receipt at the address of the addressee or on the second (2nd) day following deposit of same in the United States mail as provided for herein, regardless of whether same is actually received. For purposes of notice, the addresses of the parties shall be as follows:

PURCHASE AND SALE AGREEMENT - PAGE 6
BURGER KING - FORT WORTH, TEXAS

    If to Buyer, to:    U. S. Restaurant Properties, Inc.
                        5310 Harvest Hill Road, Suite 270, LB 168
                        Dallas, Texas 75230
                        Attention: David Pettijohn

    With copy to:       Richard S. Wilensky, Esq.
                        Middleberg Riddle & Gianna
                        2323 Bryan Street, Suite 1600
                        Dallas, Texas 75201

    If to Seller, to:   Ms. Carol Havener
                        P. O. Box 121697
                        Fort Worth, Texas 76121

Either party may change its address for notice by giving ten (10) days prior written notice thereof to the other party.

    11. BROKERAGE COMMISSIONS. Buyer shall defend, indemnify, and hold harmless Seller from any claim by any party claiming under Buyer for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Buyer. Seller shall defend, indemnify and hold harmless Buyer from any claim by any party claiming under Seller for any brokerage, commission, finder's, or other fees relative to this Agreement or the sale of the Property, and any court costs, attorneys' fees, or other costs or expenses arising therefrom and alleged to be due by authorization of Seller.

    12. ASSIGNS. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may be assigned by Buyer without the consent of Seller by delivery of written notice of assignment to Seller.

    13. DESTRUCTION, DAMAGE OR TAKING BEFORE CLOSING. In the event of damage to or destruction of all or any portion of the Property by fire or other casualty, Seller shall promptly notify Buyer. If Seller reasonably estimates that $50,000.00 or less is required to be expended to repair or restore the damaged or destroyed Property or portion thereof ("Repair Cost"), this Agreement shall remain in full force and effect, and Seller shall, at its option, either
(i) repair such damage or destruction, or, if such damage or destruction has not been repaired prior to Closing, (ii) require Buyer to take title to the Property, assign to Buyer all available casualty insurance proceeds and indemnify Buyer (in form and content satisfactory to Buyer) for all costs and expenses of repair in excess of available insurance proceeds. If Seller reasonably estimates that the Repair Cost exceeds $50,000.00, Buyer shall have, as its sole and exclusive remedies, (i) the option to terminate this Agreement in accordance with Section 14 within ten (10) business days after its receipt of notice from Seller as set forth above, by notice in writing to Seller, or (ii) if Buyer does not elect to terminate, this Agreement shall remain in full force and effect, Buyer shall take title to the Property subject to such damage to or destruction, with an

PURCHASE AND SALE AGREEMENT - PAGE 7
BURGER KING - FORT WORTH, TEXAS
assignment by Seller to Buyer of all available casualty insurance proceeds. In the event of an eminent domain taking or the issuance of a notice of an eminent domain taking with respect to all or any portion of the Property, Seller shall promptly notify Buyer. Buyer shall have, as its sole and exclusive remedies, (i) the option to terminate this Agreement in accordance with Section 14 within ten (10) business days after its receipt of such notice from Seller, by notice in writing to Seller, or (ii) if Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect, Buyer shall be obligated to consummate this transaction for the full Purchase Price, and Buyer shall be entitled to receive all eminent domain awards and, to the extent the same may be necessary and appropriate, Seller shall assign to Buyer at Closing Seller's rights to such awards. In no event shall the Purchase Price be reduced, except to the extent of any deductible amounts payable in connection with insurance proceeds assigned by Seller to Buyer.

    14.  TERMINATION AND REMEDIES.

         (a) If Buyer fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Buyer in Sections 5, 6, 7, or 13, then Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement by notifying Buyer thereof, in which event the Title Company shall deliver to Seller, as liquidated damages, the Earnest Money, whereupon neither Buyer nor Seller shall have any further rights or obligations hereunder. Seller and Buyer hereby acknowledge and agree they have included the provision for payment of liquidated damages because, in the event of a breach by Buyer, the actual damages incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for, and because the actual amount of such damages would be difficult if not impossible accurately to measure.

         (b) If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than (i) termination hereof by Buyer pursuant to Sections 5, 6, 7, or 13 or (ii) Buyer's failure to perform its obligations hereunder, Buyer shall have the right, as its sole and exclusive remedies, to either (i) terminate this Agreement by notifying Seller thereof, in which case the Title Company shall deliver the Earnest Money to Buyer, whereupon neither party hereto shall have any further rights or obligations hereunder, or
(ii) enforce specific performance of the obligations of Seller hereunder and/or seek damages for breach of this Agreement by Seller.

         (c) If Buyer terminates this Agreement pursuant to a right granted Buyer in Section 5, 6, 7, or 13, then the Title Company shall deliver the Earnest Money to Buyer whereupon neither Buyer or Seller shall have any further rights or obligations hereunder.

    15. MISCELLANEOUS. Each of Buyer and Seller agrees with the other that it has no present intention to make any public announcement of the purchase and sale transaction contemplated hereby or of any of the terms thereof, and shall obtain the written consent of the other party prior to making any announcement or divulging any information. Both Seller and Buyer shall cooperate with one another and in a timely manner execute all documents reasonably required to give effect to the purchase and sale provided for herein. If any provision of this Agreement is adjudicated by a court having

PURCHASE AND SALE AGREEMENT - PAGE 8
BURGER KING - FORT WORTH, TEXAS
jurisdiction over a dispute arising herefrom to be invalid or otherwise unenforceable for any reason, such invalidity or unenforceability shall not affect the other provisions hereof. This Agreement shall be governed and construed in accordance with the laws of the State of Texas. This Agreement is the entire agreement between Seller and Buyer concerning the sale of the Property and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. The provisions of Sections 3, 7, 8, and 11 shall survive Closing. EXHIBITS A-I attached hereto are incorporated herein by this reference for all purposes. Time is of the essence in the performance of each and every provision of this Agreement. In the event that the last day for taking any action or serving notice under this Agreement falls on a Saturday, Sunday or legal holiday, the time period shall be extended until the following business day.

    16. DATE OF AGREEMENT. All references in this Agreement to "the date hereof" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed and received a fully executed copy of this Agreement. This Agreement constitutes an offer by Buyer to purchase the Property on the terms and conditions and for the Purchase Price specified herein. Unless sooner terminated or withdrawn by notice in writing to Seller, this offer shall lapse and terminate at the close of Buyer's business day on ten (10) days following execution of this Agreement by Buyer, unless, prior to such time, Seller has returned to Buyer two (2) fully executed copies of this Agreement.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.

                                   BUYER:

                                   U. S. RESTAURANT PROPERTIES OPERATING L. P.
                                   By:  U. S. RESTAURANT PROPERTIES, INC.


                                   By:       /s/
                                      ----------------------------------------
                                   Name:     Fred Margolin
                                        --------------------------------------
                                   Title: Chairman
                                         -------------------------------------

                                   SELLER:

                                                 /s/  CAROL HAVENER
                                   -------------------------------------------
                                   CAROL HAVENER


PURCHASE AND SALE AGREEMENT - PAGE 9
BURGER KING - FORT WORTH, TEXAS

    The undersigned hereby executes this Agreement for the sole purpose of (i) acknowledging receipt of the Earnest Money and the Non-Refundable Earnest Money and (ii) to evidence its agreement to hold the Non-Refundable Earnest Money and the Earnest Money in trust for the parties hereto in accordance with the terms of this Agreement.

                                   TITLE COMPANY:

                                   COMMONWEALTH LAND TITLE COMPANY



                                   By:       /s/  DOUGLAS R. NELSON
                                      ----------------------------------------
                                   Name: Douglas R. Nelson
                                        --------------------------------------
                                   Title: Vice President
                                         -------------------------------------
                                   Date of Execution: 6/21/96
                                                     -------------------------









PURCHASE AND SALE AGREEMENT - PAGE 10
BURGER KING - FORT WORTH, TEXAS

    ATTACHMENTS:
    ------------
    Exhibit A -    Personal Property
    Exhibit B -    Special Warranty Deed
    Exhibit C -    General Assignment
    Exhibit D -    Bill of Sale
    Exhibit E -    IRC Section 1445 Certification
    Exhibit F -    Assignment and Assumption of Lease Agreement
    Exhibit G -    Intentionally Deleted
    Exhibit H -    Investment Letter
    Exhibit I -    Estoppel Certificate

                       Schedules and Exhibits Omitted